CUMBERLAND PHARMACEUTICALS REPORTS
THIRD QUARTER 2014 FINANCIAL RESULTS

- Revenues up nearly 50% from prior year period

NASHVILLE, TN (Tuesday, November 4, 2014) - Cumberland Pharmaceuticals Inc. (NASDAQ: CPIX), a specialty pharmaceutical company focused on hospital acute care and gastroenterology, today announced third quarter 2014 financial results.
SUMMARY FINANCIAL RESULTS: During the third quarter 2014, net revenues were $9.7 million, up nearly 50% from the prior year period. Operating cash flow was $4.0 million for the nine months ended September 30, 2014, as the Company managed expenses in line with revenue. Cumberland returned to profitability in 2014 with $1.8 million in net income during the first nine months of the year or $0.10 per diluted share.
As of September 30, 2014 the Company had over $54 million in cash and investments, approximately $94 million in total assets and no debt. Cumberland also had $47.4 million in tax net operating loss carryforwards, resulting from the prior exercise of stock options.
SUMMARY QUARTER HIGHLIGHTS:

•
Favorable Caldolor® clinical results were presented through a series of poster presentations at the American Anesthesiology 2014 Annual Meeting in New Orleans, Louisiana and at the American Academy of Pediatrics National Conference & Exhibition in San Diego, California.

•	Kristalose® continued to experience a particularly strong year following the brand’s new positioning in early 2014.

•	Continued diversification of revenue mix that included contributions from our two new products.
"We have been working hard to return Cumberland to growth and profitability during 2014 and are pleased to see our progress continue in the third quarter," said A.J. Kazimi, Chief Executive Officer of Cumberland Pharmaceuticals. "Our strategy is to achieve the full potential of our commercial brands as we work towards a strong finish to the year."
FINANCIAL RESULTS:
Net Revenue: For the three months ended September 30, 2014, net revenue was $9.7 million, compared to $6.5 million for the prior year period.

Net revenue by product for the three months ended September 30, 2014, was $4.0 million for Kristalose, $3.2 million for Acetadote®, including $1.4 million for the Company's Authorized Generic, $1.0 million for Omeclamox®-Pak, $0.8 million for Caldolor and $0.7 million for Vaprisol®.
For the nine months ended September 30, 2014, net revenue was $27.6 million compared with $23.9 million for the nine months ended September 30, 2013.

Net revenue by product for the nine months ended September 30, 2014 was $10.9 million for Kristalose, $9.0 million for Acetadote, including $4.6 million for the Company's Authorized Generic, $3.5 million for Omeclamox-Pak, $2.0 million for Caldolor and $2.0 million for Vaprisol.

Operating Expenses: Total operating expenses for the three months ended September 30, 2014 were $8.7 million, compared to $8.0 million during the prior year period.
For the nine months ended September 30, 2014, operating expenses were $25.0 million compared to $25.2 million for the prior year period. The decrease in operating expenses continues to be from the Company's efforts to manage expenses in line with its revenues.

Net Income: Net income attributable to common shareholders for the three months ended September 30, 2014, was $0.7 million, or $0.04 per diluted share, compared to a loss of $(0.8) million or $(0.04) per diluted share during the prior year period.
For the nine months ended September 30, 2014, net income attributable to common shareholders was $1.8 million, or $0.10 per diluted share compared to a loss of $(0.6) million, or $(0.03) per diluted share during the prior year period.

Operating Cash Flow: Operating cash flows for the nine months ended September 30, 2014, was $4.0 million, compared to $0.9 million in the prior year period.
Balance Sheet: As of September 30, 2014, Cumberland had $54.3 million in cash and marketable securities, with approximately $39.6 million in cash and equivalents and $14.6 million in marketable securities. Total assets at September 30, 2014 were $93.9 million, and the Company had no debt at the end of the third quarter.

QUARTER HIGHLIGHTS

Caldolor®

Caldolor Pediatric Presentation
Data from Cumberland's Caldolor pediatric fever studies reflect that treatment with intravenous ibuprofen was superior in reducing temperatures in hospitalized, febrile pediatric patients when compared to treatment with oral or suppository acetaminophen. This data was presented as part of the American Academy of Pediatrics National Conference & Exhibition in San Diego, California in October 2014. An abstract presentation entitled “A Multi-Center, Open-Label, Parallel, Active-Comparator Trial to Determine the Efficacy and Safety of Intravenous Ibuprofen in Pediatric Patients” was presented by Dr. Corrie Chumpitazi of Texas Children's Hospital, Houston, Texas. The abstract was presented in the section of Emergency Medicine and again in the section on Pharmacy and Therapeutics.

The studies showed that when given intravenous ibuprofen hospitalized children experienced significant reduction in temperature compared to those receiving acetaminophen (oral or suppository). Both single and multiple does of IV ibuprofen were well tolerated and no significant adverse events were noted.
A poster presentation entitled "A Multi-Center, Randomized, Open-label, Parallel, Active-Comparator Trial to Determine the Efficacy and Safety of Intravenous Ibuprofen in Pediatric children" was also presented twice at this National Conference. The mission of the American Academy of Pediatrics is to attain optimal physical, mental, and social health and well-being for all infants, children, adolescents and young adults.

Caldolor Laparoscopic Cholecystectomy Presentation
Data from this Caldolor study reflects that treatment with preoperative intravenous ibuprofen improved overall quality of recovery in patients undergoing laparoscopic cholecystectomy surgery. These results were presented as a poster presentation entitled "The Effect of Preoperative Administration of IV Ibuprofen on Stress Response in Patients Undergoing Laparoscopic Cholecystectomy" in October 2014 at the American Anesthesiology 2014 Annual Meeting in New Orleans, Louisiana.
The investigator study was completed at the University of Medicine and Dentistry of New Jersey/Rutgers University and New York Methodist with Alex Bekker, MD, PhD, as the primary investigator. The study concluded that preoperative intravenous ibuprofen improved the overall quality of recovery including comfort, emotion and pain and reduced fatigue in the early postoperative period. Further, the study results indicated that preoperative administration of intravenous ibuprofen decreased the stress hormones catecholamines and cortisol postoperatively after laparoscopic cholecystectomy.

Cumberland Emerging Technologies
During the third quarter of 2014, Cumberland Pharmaceuticals received a grant from the National Institutes of Health through its Small Business Technology Transfer ("STTR") grant program. The STTR program provides federal funding for innovative research and development by expanding partnerships between businesses and nonprofit research institutions. The STTR program provides for formal collaboration between a research institution and a business to ensure that the related science and technology results in the successful commercialization of the scientific innovations. The STTR grant is for approximately $0.2 million and is in conjunction with Vanderbilt University School of Medicine.

Conference Call and Webcast
A conference call and live Internet webcast will be held on Tuesday, November 4, 2014 at 4:30 p.m. Eastern Time to discuss the Company's third quarter 2014 financial results. To participate in the call, please dial 877-303-1298 (for U.S. callers) or 253-237-1032 (for international callers). A rebroadcast of the teleconference will be available for one week and can be accessed by dialing 855-859-2056 (for U.S. callers) or 404-537-3406 (for international callers). The Conference ID for the rebroadcast is 23979604. The live webcast and rebroadcast can be accessed via Cumberland's website at http://investor.shareholder.com/cpix/events.cfm.

About Cumberland Pharmaceuticals Inc.

Cumberland Pharmaceuticals Inc. is a specialty pharmaceutical company focused on the acquisition, development and commercialization of branded prescription products. The Company's primary target markets include hospital acute care and gastroenterology. Cumberland's marketed products include Acetadote® (acetylcysteine) Injection for the treatment of acetaminophen poisoning, Caldolor® (ibuprofen) Injection, the first injectable treatment for pain and fever approved in the United States, Kristalose® (lactulose) for Oral Solution, a prescription laxative, Vaprisol® (conivaptan) Injection, for the treatment of hyponatremia and Omeclamox-Pak® for the treatment of H. pylori and duodenal ulcer disease. Cumberland is dedicated to providing innovative products that improve quality of care for patients. For more information on Cumberland, please visit the Company’s website www.cumberlandpharma.com.

About Acetadote
Acetadote is an antidote for acetaminophen overdose indicated to prevent or lessen hepatic injury after ingestion of a potentially hepatotoxic quantity of acetaminophen. Used in the emergency department, Acetadote is approved in the United States to treat overdose of acetaminophen, a common ingredient in many over-the-counter medications. Acetadote is contraindicated in patients with hypersensitivity or previous anaphylactoid reactions to acetylcysteine or any components of the preparation. Serious anaphylactoid reactions, including death in a patient with asthma, have been reported in patients administered acetylcysteine intravenously. Acetadote should be used with caution in patients with asthma or where there is a history of bronchospasm. The total volume administered should be adjusted for patients weighing less than 40 kg and for those requiring fluid restriction. To avoid fluid overload, the volume of diluent should be reduced as needed. If volume is not adjusted, fluid overload can occur, potentially resulting in hyponatremia, seizure and death. For full prescribing information, visit www.acetadote.com.

About Caldolor
Caldolor is indicated for the management of mild to moderate pain and management of moderate to severe pain as an adjunct to opioid analgesics, as well as the reduction of fever in adults. It was the first FDA-approved intravenous therapy for fever. Caldolor is contraindicated in patients with known hypersensitivity to ibuprofen or other NSAIDs, patients with asthma, urticarial, or allergic type reactions after taking aspirin or other NSAIDs. Caldolor is contraindicated for use during the peri-operative period in the setting of coronary artery bypass graft (CABG) surgery. Caldolor should be used with caution in patients with prior history of ulcer disease or GI bleeding, in patients with fluid retention or heart failure, in the elderly, those with renal impairment, heart failure, liver impairment, and those taking diuretics or ACE inhibitors. Blood pressure should be monitored during treatment with Caldolor. For full prescribing information, including boxed warning, visit www.caldolor.com.

About Kristalose
Kristalose is indicated for the treatment of acute and chronic constipation. It is a unique, proprietary, crystalline form of lactulose, with no restrictions on length of therapy or patient age. Initial dosing may produce flatulence and intestinal cramps, which are usually transient. Excessive dosage can lead to diarrhea with potential complications such as loss of fluids, hypokalemia and hypernatremia. Nausea and vomiting have been reported. Use with caution in diabetics. Kristalose is contraindicated in patients who require a low-galactose diet. Elderly, debilitated patients who receive lactulose for more than six months should have serum electrolytes (potassium, chloride, carbon dioxide) measured periodically. For full prescribing information, visit www.kristalose.com.

About Omeclamox-Pak

Omeprazole is an antisecretory drug, which works by decreasing the amount of acid the stomach produces. Clarithromycin and amoxicillin are antibacterial drugs, which inhibit the growth of bacteria allowing the stomach lining to heal. Omeclamox-Pak is contraindicated in patients with a history of hypersensitivity to omeprazole, any macrolide antibiotic or penicillin. The safety and effectiveness of Omeclamox-Pak in the pediatric population has not yet been established. Omeclamox-Pak was approved by the U.S. Food and Drug Administration in 2011. For full prescribing information, visit www.omeclamox.com.

About Vaprisol

Vaprisol an intravenous treatment for hyponatremia used in the critical care setting. Hyponatremia is an electrolyte disturbance in which sodium ion concentration in blood plasma is lower than normal. This can be associated with a variety of critical care conditions including congestive heart failure, liver failure, kidney failure and pneumonia. The product is a vasopressin receptor antagonist that raises serum sodium levels and promotes free water secretion. Vaprisol does not require dilution and has a well-defined daily dose of 10 mg, 20 mg, or 40 mg. Vaprisol was approved by the U.S. Food and Drug Administration in 2005 for euvolemic hyponatremia and in 2007 for hypervolemic hyponatremia. For full prescribing information, visit www.vaprisol.com.

Forward-Looking Statements
This press release contains forward-looking statements, which are subject to certain risks and reflect Cumberland's current views on future events based on what it believes are reasonable assumptions. No assurance can be given that these events will occur. As with any business, all phases of Cumberland's operations are subject to factors outside of its control, and any one or combination of these factors could materially affect Cumberland's results of operations. These factors include market conditions, competition, an inability of manufacturers to produce Cumberland's products on a timely basis or failure of manufacturers to comply with regulations applicable to pharmaceutical manufacturers, maintaining an effective sales and marketing infrastructure and other factors discussed in the Company's most recent Form 10-K and subsequent 10-Q's as filed with the SEC. There can be no assurance that results anticipated by the Company will be realized or that they will have the expected effects. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to publicly revise these statements to reflect events after the date hereof.

Investor Contact:	Media Contact:
Elizabeth Davis	Rebecca Kirkham
Corporate Relations	Lovell Communications
(615) 255-0068	(615) 297-7766
SOURCE: Cumberland Pharmaceuticals Inc.
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CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$39,644,081	$40,869,457
Marketable securities	14,634,302	14,019,761
Accounts receivable, net of allowances	5,296,114	4,530,424
Inventories	6,130,722	5,722,882
Other current assets	4,444,753	3,537,191
Total current assets	70,149,972	68,679,715
Property and equipment, net	731,129	880,647
Intangible assets, net	19,997,795	15,498,819
Other assets	3,025,236	2,554,557
Total assets	$93,904,132	$87,613,738
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,205,233	$2,035,853
Other current liabilities	8,950,250	5,509,917
Total current liabilities	12,155,483	7,545,770
Revolving line of credit	—	—
Other long-term liabilities	863,356	776,125
Total liabilities	13,018,839	8,321,895
Commitments and contingencies
Equity:
Shareholders’ equity:
Common stock—no par value; 100,000,000 shares authorized; 17,423,825 and 17,985,503 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	62,953,489	63,073,941
Retained earnings	18,149,350	16,394,540
Total shareholders’ equity	81,102,839	79,468,481
Noncontrolling interests	(217,546)	(176,638)
Total equity	80,885,293	79,291,843
Total liabilities and equity	$93,904,132	$87,613,738

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Net revenues	$9,729,047	$6,528,575	$27,572,459	$23,867,795
Costs and expenses:
Cost of products sold	1,339,723	1,030,943	3,692,256	3,294,411
Selling and marketing	3,821,953	3,410,205	11,365,966	10,626,193
Research and development	934,783	1,440,584	2,622,310	4,276,206
General and administrative	2,158,057	1,958,629	6,195,523	6,389,569
Amortization	485,493	202,982	1,083,706	610,677
Total costs and expenses	8,740,009	8,043,343	24,959,761	25,197,056
Operating income (loss)	989,038	(1,514,768)	2,612,698	(1,329,261)
Interest income	108,005	20,350	204,892	161,709
Interest expense	(26,877)	(24,286)	(51,358)	(62,721)
Income (loss) before income taxes	1,070,166	(1,518,704)	2,766,232	(1,230,273)
Income tax (expense) benefit	(340,982)	686,209	(1,052,330)	590,250
Net income (loss)	729,184	(832,495)	1,713,902	(640,023)
Net loss at subsidiary attributable to noncontrolling interests	16,736	12,553	40,908	35,772
Net income (loss) attributable to common shareholders	$745,920	$(819,942)	$1,754,810	$(604,251)
Earnings (loss) per share attributable to common shareholders
- basic	$0.04	$(0.04)	$0.10	$(0.03)
- diluted	$0.04	$(0.04)	$0.10	$(0.03)
Weighted-average shares outstanding
- basic	17,544,905	18,233,407	17,730,715	18,420,465
- diluted	17,848,110	18,233,407	17,990,561	18,420,465

Comprehensive income (loss) attributable to common shareholders	$745,920	$(819,942)	$1,754,810	$(604,251)

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine months ended September 30,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$1,713,902	$(640,023)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	1,383,611	917,012
Deferred tax benefit	(36,255)	(76,332)
Share-based compensation	542,118	480,806
Excess tax (benefit) expense derived from exercise of stock options	(1,077,099)	511,908
Noncash interest expense	12,038	12,038
Noncash investment losses	138,627	135,296
Net changes in assets and liabilities affecting operating activities, net of effect of business combination:
Accounts receivable	(765,689)	1,822,786
Inventory	1,002,160	782,742
Other current assets and other assets	(1,354,793)	(177,754)
Accounts payable and other current liabilities	2,293,818	(2,942,455)
Other long-term liabilities	105,416	112,737
Net cash provided by operating activities	3,957,854	938,761
Cash flows from investing activities:
Additions to property and equipment	(150,387)	(92,435)
Purchases of marketable securities	(3,754,903)	(4,371,508)
Proceeds from sale of marketable securities	3,001,735	1,758,906
Cash paid for acquisitions	(2,000,000)	—
Additions to intangible assets	(1,617,874)	(2,600,266)
Net cash used in investment activities	(4,521,429)	(5,305,303)
Cash flows from financing activities:
Net borrowings on line of credit	—	500,000
Exercise of stock options	—	(41,292)
Excess tax benefit (expense) derived from exercise of stock options	1,077,099	(511,908)
Sale of subsidiary shares to noncontrolling interest	1,000,005	—
Repurchase of common shares	(2,738,905)	(3,918,436)
Net cash used in financing activities	(661,801)	(3,971,636)
Net decrease in cash and cash equivalents	(1,225,376)	(8,338,178)
Cash and cash equivalents at beginning of period	40,869,457	54,349,381
Cash and cash equivalents at end of period	$39,644,081	$46,011,203